Exhibit 5.1

[Simpson Thacher & Bartlett LLP Letterhead]

December 23, 2016

Park Hotels & Resorts Inc.

1600 Tysons Boulevard

Suite 1000

McLean, Virginia 22102

Ladies and Gentlemen:

We have acted as counsel to Park Hotels & Resorts Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 8,450,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), consisting of (i) up to 8,000,000 Shares that may be issued pursuant to the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and (ii) up to 450,000 Shares that may be issued pursuant to the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors (together with the Omnibus Incentive Plan, the “Plans”).

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”) and each of the Plans, each of which has been filed or incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

December 23, 2016

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (a) when the Amended Certificate has been duly filed with the Secretary of State of the State of Delaware and the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to authorize and approve the issuance of the Shares, or all such corporate action previously taken has become effective, and (b) upon their issuance and delivery in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP SIMPSON THACHER & BARTLETT LLP